EXHIBIT 99.2

Royal Gold Announces Appointment of Jamie Sokalsky to Board of Directors

DENVER, COLORADO. AUGUST 5, 2015: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) has appointed Jamie Sokalsky to the Company’s Board of Directors effective August 20, 2015. Mr. Sokalsky will be a new addition to Royal Gold’s Board, now comprised of eight members, seven of whom are independent.

Mr. Sokalsky brings more than 30 years of senior management experience to Royal Gold’s Board, including finance, capital markets, corporate strategy and project development. He is the former Chief Executive Officer and President of Barrick Gold Corporation (“Barrick”) and the former Chairman of the Board of Probe Mines, Ltd. Prior to being appointed CEO at Barrick, Mr. Sokalsky served as its Chief Financial Officer. He currently serves on the Board of Directors of Pengrowth Energy Corporation and Agnico-Eagle Mines Limited, and is Chairman of the Board of Probe Metals, Inc. Mr. Sokalsky earned a Bachelor of Commerce degree (Honors) from Lakehead University and holds a Chartered Professional Accountant designation.

William Hayes, Chairman of the Board, commented, “Jamie’s finance, capital markets, and corporate strategy expertise make him an impressive addition to Royal Gold’s Board of Directors. His extensive industry experience and strong network will complement our existing directors and enhance Royal Gold’s Board through his unique perspective. We welcome him to our Board and look forward to his insights and leadership.”

CORPORATE PROFILE

Royal Gold, Inc. is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  RGI owns interests on 198 properties on six continents, including interests on 38 producing mines and 25 development stage projects.  Royal Gold, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  RGI’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517